Exhibit 10.18
CALIX, INC.

Non-Employee Director Equity Compensation Policy, as amended October 18, 2011, July 25, 2012, April 22, 2014 and April 26, 2016

1.General. This Non-Employee Director Equity Compensation Policy (the “Policy”) is adopted by the Board of Directors (the “Board”) in accordance with Section 12.1 of the Calix, Inc. 2010 Equity Incentive Award Plan (as amended from time to time, the “Plan”). Capitalized but undefined terms used herein shall have the meanings provided for in the Plan.
2.    Board Authority. Pursuant to Section 12.1 of the Plan, the Board is responsible for adopting a written policy for the grant of Awards under the Plan to Non-Employee Directors, which policy is to specify, with respect to any such Awards, the type of Award(s) to be granted Non-Employee Directors, the number of shares of Common Stock to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Board determines in its discretion.
3.    Initial RSU Grant to Non-Employee Directors. Each person who is initially elected to the Board as a Non-Employee Director shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such initial election Restricted Stock Units equal to the result of dividing (i) $200,000 by (ii) the per share closing price of the Company’s common stock on the date such person commences service as a Non-Employee Director, rounded down to the nearest whole share (subject to adjustment as provided in Section 14.2 of the Plan) (“Initial Director RSUs”); provided, however, that the number of Restricted Stock Units shall be pro-rated based on the Non-Employee Director’s appointment date through the vesting date as set forth in Section 5 below. Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain members of the Board shall not receive Initial Director RSUs.
4.    Subsequent RSU Grants to Non-Employee Directors. Each person who is a Non-Employee Director immediately following an annual meeting of stockholders (provided that, on such date, he or she shall have served on the Board for at least six months prior to the date of such annual meeting) shall be granted, automatically and without necessity of any action by the Board or any committee thereof, on the date of such annual meeting Restricted Stock Units equal to the result of dividing (i) $120,000 by (ii) the per share closing price of the Company’s common stock on the date of such annual meeting of stockholders, rounded down to the nearest whole share (subject to adjustment as provided in Section 14.2 of the Plan) (“Annual Director RSUs”). Members of the Board who are employees of the Company and who subsequently terminate employment with the Company and remain on the Board, to the extent that they are otherwise eligible, shall receive, after termination of employment with the Company, Annual Director RSUs under this Section 4.

5.    Terms of Restricted Stock Units Granted to Non-Employee Directors. The Initial Director RSUs shall vest with respect to 100% of the Restricted Stock Units on the earlier of (i) the one-year anniversary of the date of grant or (ii) the day immediately preceding the date of the annual meeting of stockholders that occurs in the year following the year of grant. The Annual Director RSUs shall vest with respect to 100% of the Restricted Stock Units on the day immediately preceding the date of the annual meeting of stockholders that occurs in the year following the year of grant. The shares of Common Stock subject to Restricted Stock Units granted to Non-Employee Directors shall be issued to such Non-Employee Directors on the 30th day following the date the Restricted Stock Units vest. The Restricted Stock Unit agreement evidencing each grant of Initial Director RSUs and Annual Director RSUs shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.
6.    Effect of Acquisition. Upon a Change in Control of the Company, all Awards and all other stock options, restricted stock units and other equity awards with respect to the Common Stock that are held by a Non-Employee Director shall become fully vested and/or exercisable.
7.    Effect of Other Plan Provisions. The other provisions of the Plan shall apply to the Awards granted automatically pursuant to this Policy, except to the extent such other provisions are inconsistent with this Policy.
8.    Incorporation of the Plan. All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of Awards hereby are subject in all respect to the terms of such Plan.
9.    Written Grant Agreement. The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
10.    Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder unless and until an Award is actually granted. Without limiting the generality of the foregoing, the Board hereby expressly reserves the authority to terminate this Policy during any year up and until the election of directors at a given annual meeting of stockholders.
11.    Effectiveness. This Policy, as amended and restated herein, shall become effective as of April 26, 2016.